Exhibit 10.1

Execution Version

BRIDGE CREDIT AGREEMENT

dated as of

January 29, 2014

among

FRONTIER COMMUNICATIONS CORPORATION

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,
CITIGROUP GLOBAL MARKETS INC.,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Lead Arrangers and Joint Bookrunners

CITIBANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agents

BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
RBS SECURITIES INC.,
as Documentation Agents

$1,900,000,000

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms.	1
SECTION 1.02	Terms Generally	16
SECTION 1.03	Accounting Terms; GAAP	16

ARTICLE II

THE CREDITS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

-i-

Page

SECTION 3.13	Employee Benefit Plans	34
SECTION 3.14	Insurance	34
SECTION 3.15	Patriot Act; FCPA.	34
SECTION 3.16	Senior Debt Facilities.	34
SECTION 3.17	Solvency.	35

ARTICLE IV

CONDITIONS

SECTION 4.01	Effective Date	35
SECTION 4.02	Closing Date	35

ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

NEGATIVE COVENANTS

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default.	43

ARTICLE VIII

AGENCY

SECTION 8.01	Administrative Agent	46
SECTION 8.02	Bookrunners, Etc.	48

ARTICLE IX

MISCELLANEOUS

-ii-

SCHEDULE 1	-	Initial Commitments
SCHEDULE 2	-	Liens
SCHEDULE 3	-	Subsidiary Indebtedness

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	[Reserved]
EXHIBIT C	-	[Reserved]
EXHIBIT F-1	-	Form of Non-Bank Tax Certificate
(For Foreign Lenders That Are Not Partnerships)
EXHIBIT F-2	-	Form of Non-Bank Tax Certificate
(For Foreign Lenders That Are Partnerships)
EXHIBIT F-3	-	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Not Partnerships)
EXHIBIT F-4	-	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships)
EXHIBIT G	-	Form of Closing Certificate
EXHIBIT H	-	Form of Solvency Certificate
EXHIBIT I	-	Terms of Registration Rights Agreement
EXHIBIT J	-	Terms of Exchange Indenture

-iii-

BRIDGE CREDIT AGREEMENT dated as of January 29, 2014, between FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N. A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders (as so defined below) extend credit to it in an aggregate principal amount not exceeding $1,900,000,000 (as such amount may be decreased pursuant to the terms of this Agreement),

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“8-Year Exchange Notes” has the meaning specified in Section 2.17(b).

“8-Year Extended Term Loans” has the meaning specified in Section 2.17(a).

“8-Year Extended Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“10-Year Exchange Notes” has the meaning specified in Section 2.17(b).

“10-Year Extended Term Loans” has the meaning specified in Section 2.17(a).

“10-Year Extended Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Acquired Business” means the entities, assets and property to be acquired by the Borrower and/or one of its Affiliates pursuant to the Purchase Agreement.

“Acquisition” means the acquisition by the Borrower and/or its Affiliates of the Acquired Business pursuant to the Purchase Agreement.

“Adjusted LIBOR” means an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (i) 1.00% and (ii) (a) the rate for eurodollar deposits for the three-month Interest Period appearing on the LIBOR01 Page published by Reuters (or on any successor or substitute page on such screen) at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such period (or in the event that such rate does not appear on such page (or on any such successor or substitute page), the rate as determined by reference to such other commercially accepted publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period) multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Adjusted Treasury Rate” means, with respect to any repayment date: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such repayment date.  The Adjusted Treasury Rate shall be calculated as of the third Business Day preceding the repayment date.

“Administrative Agent” means JPMorgan Chase Bank, N. A., in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Initial Commitments represented by such Lender’s Initial Commitment.  If the Initial Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Initial Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, 6.25% per annum; provided, that the Applicable Rate will increase by 50 basis points per annum on the date that is 3 months following the Closing Date and shall increase by an additional 50 basis points per annum at the end of each 3-month successive period thereafter until (and including) the Initial Loan Maturity Date.

“Approved Fund” means any Person that is engaged in making, purchasing, holding or investing in commercial loans and similar extension of credit in the ordinary course and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z)(1) an entity or an Affiliate of an entity that administers or manages a Lender or (2) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Asset Exchange” means the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Lender or its direct or indirect parent company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower”. has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) a single borrowing hereunder of Initial Loans on the Closing Date or (b) Extended Term Loans of the same maturity.

“Borrowing Approvals” has the meaning assigned to such term in Section 3.01(b).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Cap” means 9.25% per annum for the first 120 days following December 16, 2013 and an additional 50 basis points per annum every 60 days thereafter; provided that (i) if the issue credit rating is less than Ba3 from Moody’s or less than BB- from S&P, such amounts shall increase by an additional 25 basis points per annum or (ii) if the issue credit rating is less than Ba3 from Moody’s and less than BB- from S&P, such amounts shall increase by an additional 50 basis points per annum; provided that in the event of a Demand Failure Event arising prior to the Closing Date where the proceeds were requested to be placed in escrow, the “Bridge Cap” shall thereafter be defined to be the greatest of (x) the yield on the Borrower’s outstanding 7.625% senior notes due 2024 plus 175 basis points per annum, (y) the yield of the J.P. Morgan Global High Yield Index plus 300 basis points per annum and (z) such rate.

“Bridge Cap Rate” means the maximum interest rate, as calculated by the Administrative Agent, which shall be fixed at the Initial Loan Maturity Date (or in the event of a Demand Failure Event that occurs prior to the Initial Loan Maturity Date, the later of such Demand Failure Event and the Closing Date), such that the weighted average effective yield (calculated inclusive of original issue discount and upfront fees but exclusive of any fees or underwriting discount payable to the Commitment Parties or their Affiliates) on the Exchange Notes, the Extended Term Loans, the Senior Notes and the Takeout Debt does not exceed the Bridge Cap.

“Bridge Facility” means the Initial Commitments and the extensions of credit made hereunder.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (i) nominated by the board of directors or the management of the Borrower, nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case relating to Basel III, shall in the case of each of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

 “Closing Date” means the date of the closing of the Acquisition on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Commitment Parties” means J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., The Royal Bank of Scotland plc, RBS Securities Inc. and such other financial institutions that became party to that certain Bridge Loan Facility Commitment Letter dated December 16, 2013 pursuant to the terms thereof including through joinder agreements thereto.

“Commitment Termination Date” means the earliest of (a) December 16, 2014, (as extended in accordance with Section 9.1 of the Purchase Agreement to a date not beyond June 16, 2015),

(b) the date of the closing of the Acquisition without the use of the Bridge Facility, (c) the issuance of the Senior Notes in an aggregate principal amount of at least $1,900 million and (d) the termination of the Purchase Agreement prior to the closing of the Acquisition.

“Companies” has the meaning assigned to such term in Section 5.02(a).

“Comparable Treasury Issue” means the United States Treasury security selected by the Administrative Agent as having a maturity comparable to the remaining term of the applicable Extended Terms Loans that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Extended Term Loans (“Remaining Life”).

“Comparable Treasury Price” means, for any repayment date, (i) the average of four Reference Treasury Dealer Quotations for such repayment date, after excluding the highest and the lowest Reference Treasury Dealer Quotations, or (ii) if the Administrative Agent obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.

“Consolidated Net Worth” means, as at any date of determination, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the 10-Year Extended Term Loan Maturity Date, mandatorily redeemable convertible or exchangeable preferred securities, mandatorily convertible or exchangeable Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority Equity Interests in other Persons, as determined on a consolidated basis in conformity with GAAP consistently applied.

“Consolidated Tangible Assets” means, for any Person, total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning assigned to such term in Section 2.17(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (a) that has failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (b) that has notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, unless such failure is the result of a good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (e) if a Bankruptcy Event has occurred with respect to such Lender (or any holding company parent of such Lender).

“Demand Failure Event” has the meaning provided in the Fee Letter.

“Disposition” means any sale, lease, license, transfer or other disposition by the Borrower or any of its Subsidiaries of any assets to another Person (other than the Borrower or any of its Subsidiaries) other than (i) any such disposition made in the ordinary course of business and (ii) dispositions with respect to which the aggregate Net Cash Proceeds do not exceed $25,000,000.

“Disqualified Lenders” means (a) those banks, financial institutions and other institutional lenders separately identified in writing by the Borrower to the Administrative Agent prior to December 16, 2013, (b) any competitors of the Borrower or the Acquired Business that are separately identified in writing by the Borrower to the Administrative Agent prior to or after December 16, 2013, but prior to the commencement of syndication of the Bridge Facility and (c) in the case of each of clauses (a) and (b), any of their Affiliates that are either (i) identified in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is the date of this Agreement.

“Environmental Laws” means all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any warrants, options, or other rights entitling the holder to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceeding to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Date” has the meaning assigned to such term in Section 2.17(b).

“Exchange Notes” means the 8-Year Exchange Notes and the 10-Year Exchange Notes.

“Exchange Notice” has the meaning assigned to such term in Section 2.17(b).

“Exchange Indenture” means an indenture governing the terms of the Exchange Notes, in a form to be agreed prior to the Initial Loan Maturity Date, in accordance with Section 2.17(b).

“Excluded Debt” means (w) Indebtedness not exceeding $500,000,000, the proceeds of which are used to refinance the Borrower’s existing Indebtedness, (x) revolving credit borrowings incurred under the Borrower’s Existing Credit Agreement pursuant to commitments existing on December 16, 2013 (including borrowings under any replacements, extensions and renewals thereof not in excess of commitments existing as of December 16, 2013), (y) capital leases and purchase money security interests in the ordinary course of business and (z) debt owing to any of the Borrower’s Subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any Tax in the nature of the branch profits tax under Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to any Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) Taxes attributable to a Lender or other recipient’s failure to comply with Section 2.14(e), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated May 3, 2013 among the Borrower, JPMorgan Chase Bank, N.A. as administrative agent and the lenders and other agents party thereto.

“Extended Term Loan” means the 8-Year Extended Term Loans and the 10-Year Extended Term Loans.

“Extended Term Loan Maturity Date” means (i) with respect to the 8-Year Extended Term Loans, the 8-Year Extended Term Loan Maturity Date and (ii) with respect to the 10-Year Extended Term Loans, the 10-Year Extended Maturity Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (provided that such Code section is substantively comparable, and not materially more onerous to comply with, as compared to the current version).

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Bridge Loan Facility Fee Letter dated December 16, 2013 among the Borrower and the Commitment Parties.

“Financial Officer” of any Person means the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer, Treasurer or Controller of such corporation.  Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any authorization, consent, order, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means, collectively, each Guarantee executed and delivered pursuant to Section 6.07(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables, expense accruals and deferred compensation items arising, in each case, in such Person’s ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person that secure such obligations, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), provided the amount of such obligations shall be deemed to be the net termination obligations of such Person thereunder calculated as if such Swap Contracts were terminated on such date of calculation (but such net termination shall not be less than zero for purposes of this definition), (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations), and (j) all Guarantees of such Person in respect of any of the foregoing; provided that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Initial Loans hereunder, expressed as an amount representing the maximum principal amount of the Initial Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 .  The initial amount of each Lender’s Initial Commitment is set forth on Schedule 1, or in the Assignment and Assumption.  The initial aggregate amount of the Lenders’ Initial Commitments is $1,900 million.

“Initial Loans” means a Loan made pursuant to Section 2.01.

“Initial Loan Maturity Date” has the meaning set forth in the definition of Maturity Date.

“Interest Payment Date” means (a) with respect to any Initial Loan, the last day of each Interest Period therefor and (b) with respect to any Extended Term Loan, each semi-annual date commencing on the date that is six months after the Initial Loan Maturity Date and on the applicable Extended Term Loan Maturity Date.

“Interest Period” means, for any Initial Loan, initially, the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is three months thereafter, and thereafter, the period commencing on the last day of the preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 1, any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any Guaranty Agreement, the Fee Letter and each note issued pursuant to Section 2.08(i).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Make-Whole Price” means the greater of (i) 100% of the principal amount of the Extended Term Loans to be repaid and (ii) as determined by the Administrative Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Extended Term Loans to be repaid (not including any portion of such payments of interest accrued to the date of repayment) discounted to the repayment date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points.

“Margin Regulations” means Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole.

“Maturity Date” means (a) with respect to the Initial Loans, the date that is one year after the Closing Date (the “Initial Loan Maturity Date”), (b) with respect to the 8-Year Extended Term Loans,  the date that is eight years after the Closing Date (the “8-Year Extended Term Loan Maturity Date”) or (c) with respect to the 10-Year Extended Term Loans, the date that is ten years after the Closing Date (the “10-Year Extended Term Loan Maturity Date”).

“Maximum Priority Amount” shall mean, at any time, the sum of (a) 10% of the value of the consolidated total assets of the Borrower and (b) 20% of the sum of the total consolidated current assets and net property, plant and equipment of the Borrower, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet of the Borrower delivered by the Borrower pursuant to Section 5.02(a) or 5.02(b).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Prepayment Event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Borrower and the Subsidiaries in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means any Person to whom a participation is sold as permitted by clause (c) of Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning set forth in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

“Prepayment Event” means (a) any Disposition by the Borrower or any Subsidiary; or (b) any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary; or (c) the incurrence by the Borrower or any Subsidiary of any Indebtedness other than Excluded Debt; or (d) any issuance by the Borrower of any Equity Interests (other than pursuant to employee or director compensation plans or arrangements in the ordinary course of business).

“Principal Subsidiary” means any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Purchase Agreement” means that certain Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto) dated December 16, 2013 between AT&T Inc. and the Borrower.

“Reference Treasury Dealer” means any of the primary U.S. Government securities dealers in New York City.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any repayment date, the average, as determined by the Administrative Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Administrative Agent at 5:00 p.m., New York City time, on the third Business Day preceding such repayment date.

“Register” has the meaning set forth in Section 9.04(b)(v).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Registration Rights Agreement” means a registration rights agreement related to the Exchange Notes, in a form to be agreed prior to the Initial Loan Maturity Date by the Administrative Agent and the Borrower, with terms substantially consistent with the terms described in Exhibit I hereto.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Required Lenders” means, at any time, Lenders having Loans or unused Initial Commitments representing more than 50% of the sum of the total outstanding Loans or unused Initial Commitments, as applicable, at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Financial Services, LLC, or any successor to the ratings agency business thereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Securitization Transaction” means (a) any transfer of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of Indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured principally by Liens on accounts receivable.  The “amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

“Senior Notes” means senior unsecured notes issued or sold by the Borrower in a public offering or in a Rule 144A or other private placement yielding up to $1,900 million in gross cash proceeds on or prior to the Closing Date.

“Solvent” means that immediately after giving effect to the Transactions on the Closing Date: (i) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their debts, on a consolidated basis, as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as now conducted and as proposed to be conducted following the Closing Date; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured.

“Specified Purchase Agreement Representations” means such of the representations made by AT&T Inc. with respect to the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Borrower (or Affiliates of Borrower) have the right to terminate Borrower’s obligations under the Purchase Agreement or otherwise decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a) (with respect to the Borrower only, and clause (C) thereof shall be deemed limited to any agreement governing Indebtedness of the Borrower in an aggregate principal amount greater than $100,000,000, and excluding clause (ii) thereof) and (b), 3.08, 3.09, 3.15, 3.16 and 3.17.

“Specified Substance” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to Persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to Persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Statutory Reserve Rate” means, for the Interest Period for any Initial Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to Regulation D of the Board.  Initial Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references in this Agreement to “Subsidiaries” shall be construed as references to Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Takeout Debt” means debt (including the Senior Notes) incurred in the form of loans or securities, the proceeds of which are used to replace the funding provided by or to be provided by, to repay or issue in lieu of any portion of the principal, other amounts or commitments then outstanding under the Bridge Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the Acquisition, the borrowing of Loans, and the use of the proceeds thereof.

SECTION 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that (a) the effects of any changes to FASB ASC 840 after the Effective Date shall be disregarded and (b) other than in respect of any change to FASB ASC 840 after the Effective Date, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01  The Commitments.  Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make an Initial Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount not exceeding its Initial Commitment.  Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02  Loans and Borrowings.

(a)           Obligations of Lenders.  Each Loan shall be made as part of a single Borrowing consisting of Initial Loans made by the Lenders ratably in accordance with their respective Initial Commitments.  The failure of any Lender to make any Initial Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Initial Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  The amounts payable at any time hereunder shall be a separate and independent debt of the Borrower to each Lender and each Lender shall be entitled to protect and enforce its rights under this Agreement and the other Loan Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

(b)           Use of Affiliates.  Each Lender at its option may make any Initial Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts.  A Borrowing shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000.

SECTION 2.03  Requests for Borrowings.

(a)           Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or such shorter period as may be agreed to by the Administrative Agent in consultation with the Lenders) and such Borrowing Request shall be irrevocable.

(b)           Content of Borrowing Requests.  Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day; and

(iii)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  [Reserved].

SECTION 2.05  Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 am, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account specified by the Borrower in Borrowing Request.

(b)           Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Initial Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Initial Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06  [Reserved].

SECTION 2.07  Termination and Reduction of the Initial Commitments.

(a)           Scheduled Termination.  Unless previously terminated, the Initial Commitments shall terminate at 5:00pm New York City time on the Commitment Termination Date.

(b)           Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Initial Commitments; provided that (i) each partial reduction of the Initial Commitments shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 (or, if less, the remaining amount of the relevant Initial Commitments).

(c)           Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Initial Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that such notice may be explicitly conditioned upon the effectiveness of other credit facilities or another transaction (such as a Change of

Control transaction) or other incurrence of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           Mandatory Reduction.  The Initial Commitments shall be automatically reduced in the circumstances and by the amounts set forth in Section 2.08(c) below.

(e)           Effect of Termination or Reduction.  Any termination or reduction of the Initial Commitments shall be permanent.  Each reduction of the Initial Commitments shall be made ratably among the Lenders in accordance with their respective Initial Commitments.

SECTION 2.08  Repayment and Prepayment of Loans; Evidence of Debt.

(a)           Repayment and Prepayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the applicable Maturity Date; provided, however, that the Borrower shall not be required to repay the Initial Loans outstanding on the Initial Loan Maturity Date solely to the extent converted to Extended Term Loans on such date pursuant to Section 2.17(a).  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)           Voluntary Prepayment.

(i)           Initial Loans.  The Borrower may prepay the whole or any part of the Initial Loans in an amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (or if less, the remaining outstanding amount of the Initial Loans), at par plus accrued and unpaid interest without premium subject to this Section and Section 2.13.

(ii)           Extended Term Loans. The Borrower may prepay the whole or any part of the Extended Term Loans in an amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (or, if less, the remaining outstanding amount of Extended Term Loans being prepaid) at the applicable Make-Whole Price plus accrued and unpaid interest.

(c)           Mandatory Prepayment; Initial Commitment Reduction.

(i)           The Borrower must offer to prepay Loans following the occurrence of a Change of Control at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

(ii)           Within two (2) Business Days after the receipt thereof, the Borrower shall prepay Initial Loans, without premium or penalty, on a pro rata basis, at par plus accrued and unpaid interest (or prior to the Closing Date the Initial Commitments shall be automatically reduced) in an amount equal to 100% of the gross cash proceeds of the issuance of the Senior Notes received by the Borrower or any Subsidiary on or after December 16, 2013 and the Net Cash Proceeds received by the Borrower or any Subsidiary on or after December 16, 2013 from any other Prepayment Event.

(d)           [Reserved]

(e)           Manner of Payment.  Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent of such selection and payment not later than 11:00 a.m., New York City time, three

Business Days before the date of such payment (or such shorter period as may be agreed to by the Administrative Agent in consultation with the Lenders).  Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Borrowing or portion thereof to be repaid or prepaid; provided that, such notice of prepayment may be explicitly conditioned upon the effectiveness of other credit facilities or another transaction (such as a Change of Control transaction) or other incurrence of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Repayments and Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(f)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(g)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records (including the Register maintained pursuant to Section 9.04(b)(v)) in which it shall record (i) the amount of each Loan made hereunder, and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(h)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (f) or (g) of this Section (including the Register maintained pursuant to Section 9.04(b)(v)) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(i)           Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and that constitutes “registered form” within the meaning of Section 5f.103-1(c) of the Code.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.09  Fees.

(a)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)           Other Fees.  The Borrower agrees to pay each of the fees set forth in the Fee Letter in accordance with the terms thereof.

(c)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10  Interest.

(a)           Initial Loans.  The Initial Loans shall bear interest at a rate per annum equal to Adjusted LIBOR plus the Applicable Rate.  Notwithstanding the foregoing, the interest rate on the Initial Loans shall not at any time exceed the applicable Bridge Cap Rate as of such time.

(b)           Extended Term Loans.  The Extended Term Loans shall bear interest at a rate per annum equal to the Bridge Cap Rate.

(c)           Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, (i) in the case of Loans, at a rate per annum equal to 2% above the rate otherwise applicable thereto and (ii) in the case of all other amounts, at the rate equal to the per annum interest rate applicable to Loans at such time plus 2%.

(d)           Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the applicable Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Adjusted LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11  [Reserved].

SECTION 2.12  Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);

(ii)           change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), in each case by an amount reasonably deemed by such Lender to be material, then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Initial Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount due hereunder within 15 days after receipt of any such certificate.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Termination or Assignment.  If any Lender shall have delivered a notice or certificate pursuant to paragraph (c) above, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to (i) terminate its Initial Commitment or (ii) transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or a portion of its interest, rights and obligations under this Agreement to another financial institution (which must be reasonably acceptable to the Administrative Agent) which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule, or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder (including under Section 2.13).

SECTION 2.13  Break Funding Payments.  In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable hereunder and is revoked in accordance herewith), or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for its loss, cost and expense (excluding lost profits) attributable to such event.  The loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to the Adjusted LIBOR for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount due hereunder within 15 days after receipt of any such certificate.

SECTION 2.14  Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Borrower or other applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct and withhold any Taxes, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)           Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender , shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax (including backup withholding Tax) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payment under any Loan Document shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as may be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable: duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(III)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form),

(IV)           to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or a participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate, in substantially the form of Exhibit F-3, on behalf of such beneficial owner(s) (in lieu of requiring each beneficial owner to provide such certificate);

(V)           any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(VI)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or

1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (VI), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in any applicable withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) Any Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Person becomes a party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential in its reasonable discretion) to the Borrower or any other Person.

SECTION 2.15  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 2:00 pm, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at the address provided pursuant to Section 9.01, except as otherwise expressly provided in the relevant Loan Document. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) the Borrowing of Initial Loans shall be made from the Lenders and each reduction of the amount of the Initial Commitments under Section 2.07 shall be applied to the respective Initial Commitments of the Lenders, pro rata according to the amounts of their respective Initial Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Initial Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; provided that in the event that any Lender or Affiliate of a Lender extends or purchases Takeout Debt pursuant to a Securities Demand (as defined in the Fee Letter), the Net Cash Proceeds received by the Borrower in respect of the associated Prepayment Event may, at the option of the applicable Lender, be applied first to prepay the Initial Loans of such Lender (provided that if there is more than one such Lender or Affiliate then such Net Cash Proceeds will be applied pro rata to prepay the Initial Loans of such Lenders in proportion to such Lenders’ principal amount of Takeout Debt extended to or purchased from the Borrower) prior to being applied to prepay the Initial Loans held by other Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)           Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to 2.05 or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16  Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, or if any Lender shall withhold its consent to any amendment to this Credit Agreement that requires the consent of all the Lenders or each affected Lender and that has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Notes issued in respect of such Lender’s Loans; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17  Permanent Refinancing; Option to Exchange Extended Term Loans for Exchange Notes.

(a)           Upon the earlier to occur of the Initial Loan Maturity Date, so long as no Event of Default under Sections 7.01 (a), (b), (h) or (i) shall have occurred and be continuing at such time, and a Demand Failure Event (each being a “Conversion Date”), (i) 50% of the outstanding Initial Loans as of such Conversion Date shall be automatically converted, on a pro rata basis in respect of the Initial Loan held by the Lenders, into term loans maturing on the 8-Year Extended Term Loan Maturity Date (the “8-Year Extended Term Loans”) and (ii) 50% of the outstanding Initial Term Loans as of such Conversion Date, shall be automatically converted, on a pro rata basis in respect of the Initial Loan held by the Lenders, into term loans maturing on the 10-Year Extended Term Loan Maturity Date (the “10-Year Extended Term Loans”), in each case, having an aggregate principal amount equal to 100% of the outstanding principal amount of such Initial Loans.  In the event a Demand Failure Event occurs on or prior to the Closing Date, 100% of any Initial Loans to be extended on the Closing Date shall be extended as Extended Term Loans on the terms and conditions of the immediately preceding sentence on a pro rata basis in respect of the Initial Commitments of the Lenders.

(b)           On any Business Day on or after the Initial Loan Maturity Date or any Demand Failure Event, at the option of the applicable Lender, (i) the 8-Year Extended Term Loans may be exchanged in whole or in part for one or more senior unsecured notes which mature on the 8-Year Extended Term Loan Maturity Date (the “8-Year Exchange Notes”) and (ii) the 10-Year Extended Term Loans may be exchanged in whole or in part for one or more senior unsecured notes which mature on the

10-Year Extended Term Loan Maturity Date (the “10-Year Exchange Notes”), in each case, issued pursuant to the Exchange Indenture and having an aggregate principal amount equal to the outstanding principal amount of such Extended Term Loans; provided, however, that (i) the Borrower shall not be required to issue initial Exchange Notes until the Borrower shall have received requests to issue at least $250,000,000 in aggregate principal amount of Exchange Notes and (ii) the amount of Extended Term Loans exchanged for Exchange Notes subsequent to such initial exchange must be not less than $100,000,000 in principal amount.

(i)           Such Lender shall provide the Borrower prior irrevocable written notice of such election (each such notice, an “Exchange Notice”) at least ten (10) Business Days prior to the date of exchange specified in such Exchange Notice (each such date, an “Exchange Date”), which notice may, for the avoidance of doubt, be given prior to a Conversion Date.  The Exchange Notice shall specify the principal amount of Extended Term Loans to be exchanged and, subject to the terms of the Exchange Indenture, the name of the proposed registered holder and the amount of each Exchange Note requested.  Extended Term Loans exchanged for Exchange Notes pursuant to this Section 2.17 shall be deemed repaid and canceled, and the Exchange Notes so issued shall be governed by the provisions of the Exchange Indenture.  The Exchange Notes shall be issued in the form set forth in the Exchange Indenture.

(ii)           As more particularly provided in the Exchange Indenture, (A) Exchange Notes issued pursuant to the Exchange Indenture shall bear interest at the Bridge Cap Rate and (B) Exchange Notes issued pursuant to the Exchange Indenture (I) shall mature on the applicable Extended Term Loan Maturity Date, and (II) shall be redeemable as set forth in the Exchange Indenture and the form of Exchange Notes attached thereto.

(iii)           Following delivery of any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Exchange Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Exchange Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Exchange Notes to the requesting Lender on the Exchange Date.

(c)           The Borrower agrees that as a condition to the effectiveness of the exchange of Extended Term Loans for Exchange Notes:

(i)           The Borrower shall have selected a bank or trust company reasonably acceptable to the Administrative Agent to act as Trustee.

(ii)           The Borrower shall have issued the Exchange Notes pursuant to the Exchange Indenture substantially in the applicable form set forth therein, and the Borrower shall have executed and delivered the Exchange Indenture.

(iii)           The Borrower shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Exchange Indenture and, in the case of the Borrower, the issuance of the Exchange Notes, together with a customary certificate of the secretary of the Borrower certifying such resolutions.

(iv)           The Borrower shall have executed and delivered the Registration Rights Agreement.

(v)           The Borrower shall have provided to the Lenders copies of resolutions of its Board of Directors approving the execution and delivery of the Registration Rights Agreement, together with a customary certificate of the secretary of the Borrower certifying such resolutions.

(vi)           The Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes, the Exchange Indenture and the Registration Rights Agreement).

(d)           If the foregoing conditions set forth in Section 2.17(c) are not satisfied (or waived) on any applicable Exchange Date, then the Lenders shall retain all of their rights and remedies with respect to the Extended Term Loans pursuant to this Agreement until such conditions are satisfied and the Extended Term Loans are so exchanged for Exchange Notes.  The Borrower agrees to satisfy the conditions set forth in Section 2.17(c) no later than the later to occur of (A) ten (10) Business Days after receipt of the Exchange Notice and (B) such Conversion Date .

(e)           The Borrower shall negotiate in good faith with the Lenders the form of an Exchange Indenture with respect to the Exchange Notes.  The Exchange Indenture will include covenants and provide for events of default as specified in Exhibit J to this Agreement.  The Borrower and the Lenders agree to use commercially reasonable efforts to negotiate and finalize the Exchange Indenture to be entered into pursuant to this Section 2.17(e) no later than the Initial Loan Maturity Date or promptly following a Demand Failure Event.

(f)           It is understood and agreed that the Exchange Notes exchanged for Extended Term Loans constitute the same indebtedness as such Extended Term Loans and that no novation shall be affected by any such exchange.

SECTION 2.18  Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           the Initial Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(b)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(d) but excluding Section 2.16(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second,  to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

Notwithstanding the above, the Borrower’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders, as of the Closing Date (except for Section 3.01, which the Borrower represents and warrants to the Administrative Agent and each of the Lenders as of the Effective Date and the Closing Date), that:

SECTION 3.01  Organization; Powers; Governmental Approvals.

(a)           The Borrower and each Principal Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.  The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (A) applicable law, (B) its constituent documents, or (C) contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents.  Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(b)           Except for (i) any Governmental Approvals required in connection with any Borrowings (such approvals being “Borrowing Approvals”) and (ii) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

SECTION 3.02  Financial Statements.  The Borrower has furnished its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.  Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading.  Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the most recent financial statements to be furnished pursuant to Section 5.02 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted and except for changes in FASB ASC 840, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

SECTION 3.03  No Material Adverse Change.  Since the date of the Borrower’s most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that the consummation of an Asset Exchange shall not constitute such a material adverse change).

SECTION 3.04  Titles to Properties; Possession Under Leases.

(a)           To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

(b)           Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect.  Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

SECTION 3.05  Ownership of Subsidiaries.  The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 6.01), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

SECTION 3.06  Litigation; Compliance with Laws.

(a)           There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (i) challenges the validity of this Agreement or any other Loan Document, (ii) may reasonably be expected to have a Material Adverse Effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (iii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, may reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as set forth in or contemplated by the financial statements or other reports referred to in Section 3.02, (i) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (iii) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (iv) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (v) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

SECTION 3.07  Agreements.

(a)           Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b)           Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08  Federal Reserve Regulations.  No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 3.09  Investment Company Act.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10  Use of Proceeds.  The proceeds of the Bridge Facility shall be used to finance in part the Acquisition (and to pay the fees and expenses in connection with the Transactions).

SECTION 3.11  Tax Returns.  Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state, local and non-U.S. tax returns required to have been filed by it and has paid or caused to be paid all taxes (whether or not shown in such tax returns) and satisfied all of its withholding tax obligations, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves in accordance with GAAP or (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12  No Material Misstatements.  No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

SECTION 3.13  Employee Benefit Plans.

(a)           Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

(b)           No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the Code and no failure to satisfy the minimum funding standard under Section 412 of the Code has occurred, whether or not waived, with respect to any Plan, except for any such deficiency or failure that has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

(c)           No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

(d)           Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.14  Insurance.  Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

SECTION 3.15  Patriot Act; FCPA.

(a)           Each of the Borrower and its Subsidiaries is in compliance in all material respects with the Patriot Act.

(b)           Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower or such Subsidiary, its respective officers, employees and directors, are in compliance with the FCPA and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by the Transactions will violate the FCPA or applicable Sanctions.

SECTION 3.16  Senior Debt Facilities.

(a)           As of the Closing Date, the Loans rank at least pari passu with all other senior unsecured Indebtedness of the Borrower.

SECTION 3.17  Solvency.

(a)           The Borrower and its Subsidiaries are, as of the Closing Date (after giving effect to the Transactions), on a consolidated basis, Solvent.

ARTICLE IV

CONDITIONS

SECTION 4.01  Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) on or prior to the Commitment Termination Date:

(a)           Executed Counterparts.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of (a) this Agreement signed by the each party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Corporate Documents.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions.

(c)           Fees and Expenses.  The Administrative Agent, the Commitment Parties and the Lenders shall have received payment of all fees and expenses required to be paid on or before the Effective Date pursuant to the Loan Documents for which invoices have been received at least two Business Days in advance thereof.

SECTION 4.02  Closing Date.  Each Lender’s obligation to make any Loan hereunder shall not become effective hereunder unless each of the following conditions is satisfied (or waived in accordance with Section 9.02) on or prior to the Commitment Termination Date:

(a)           The Effective Date shall have occurred.

(b)           Fees and Expenses.  The Administrative Agent, the Commitment Parties and the Lenders shall have received payment of all fees and expenses required to be paid on the Closing Date pursuant to the Loan Documents for which invoices have been received at least two Business Days in advance thereof.

(c)           Legal Opinions.  The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel to the Borrower covering such matters relating to the Borrower and the Loan Documents as of the Closing Date as are customary for financings of this type as may be reasonably requested by the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(d)           Closing Certificate. The Administrative Agent shall have received a closing certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower substantially in the form of Exhibit G.

(e)           Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower substantially in the form of Exhibit H, certifying that the Borrower and its Subsidiaries, on a consolidated basis as of the Closing Date after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(f)           No Material Indebtedness. On the Closing Date, after giving effect to the Transactions, the Acquired Business shall not have any material Indebtedness for borrowed money.

(g)           No Seller Material Adverse Effect.  Since December 16, 2013, there shall not have occurred any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had, or is reasonably likely to have, a Seller Material Adverse Effect (as defined in the Purchase Agreement as in effect on December 16, 2013).

(h)           Financial Statements.  The Administrative Agent shall have received (a)(i) audited combined  balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three most recently completed fiscal years ended at least 120 days before the Closing Date, and (ii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b)(i) unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date (provided that it is agreed that the unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the first fiscal quarter of 2014 shall not be required to be received if the Closing Date occurs before May 6, 2014), and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on Form 10-K and Form 10-Q by the Borrower will satisfy the foregoing requirements with respect to the financial statements of the Borrower and its Subsidiaries.

(i)           Pro Forma Financial Information. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be received pursuant to clauses (a)(i) and (b)(i) of paragraph (h) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(j)           Securities Regulation.  (a) The Administrative Agent shall have received, (i) if the Senior Notes are issued pursuant to a public offering, a customary prospectus, including financial statements, pro forma financial statements, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, and customarily included in prospectuses and similar documents or (ii) if the Senior Notes are privately placed, a customary offering memorandum containing all customary information, including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-10 and 3-16 of Regulation S-X and subject to exceptions reasonably agreed by the Administrative Agent to be customary for private placements pursuant to Rule 144A promulgated under the Securities Act) or that would be necessary for the Administrative Agent to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes, and, in the case of the annual financial statements, the appropriate auditors’ reports thereon, in each case, to consummate an offering of the Senior Notes during the period described in clause (b) below and, if later, at the Closing Date, and an indication by the auditors of the Acquired Business that such auditors are prepared to issue customary comfort letters upon completion of customary procedures in connection with the offering of the Senior Notes, and (b) such Administrative Agent shall have been afforded a period of at least fifteen consecutive Business Days within the second Marketing Period (as defined in the Purchase Agreement) upon receipt of the information described in clause (a) above, to seek to place the Senior Notes with qualified purchasers thereof.

(k)           KYC Information.  So long as requested at least ten Business Days prior to the Closing Date, the Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information with respect to the Borrower that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(l)           Consummation of the Acquisition.  The Purchase Agreement shall be in full force and effect.  The Acquisition shall be consummated pursuant to the Purchase Agreement in all material respects, substantially concurrently with the initial funding of the Bridge Facility without giving effect to any amendments, consents or waivers by the Borrower thereto or modifications to the provisions thereof that are materially adverse to the interests of the Commitment Parties or the Lenders without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that any increase or reduction in the purchase price under the Purchase Agreement of up to 10% shall not be deemed to be materially adverse to the Commitment Parties or the Lenders).

(m)           Representations and Warranties.  The Specified Purchase Agreement Representations shall be true and correct in all material respects as of the Closing Date and the Specified Representations shall be true and correct in all material respects as of the Closing Date

(except in the case of any Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be).

(n)           Amendments, Etc.  The Borrower shall have executed and delivered any amendments to the Loan Documents (to the extent notified to the Borrower not less than one Business Day prior to the Closing Date) to the extent required (if at all) pursuant to the “flex” provisions of the Fee Letter.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan (or any portion thereof), or any other expenses or amounts payable hereunder (other than contingent obligations in respect of which no claim has been made), shall be unpaid, the Borrower will:

SECTION 5.01  Existence; Businesses and Properties.

(a)           Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

(b)           continue to own (directly or indirectly) all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

(c)           comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable Laws, rules, regulations and orders, including all Environmental Laws and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and applicable Sanctions;

(d)           pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all Taxes imposed upon it or upon its property, and (ii) all claims (including claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, or where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

(e)           keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

(f)           continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related or complementary thereto or a reasonable extension thereof, except for changes in such business that result from an Asset Exchange; and

(g)           maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 6.02, 6.03 or 6.04.

SECTION 5.02  Financial Statements, Reports, Etc.  In the case of the Borrower, furnish to the Administrative Agent for distribution to the Lenders:

(a)           as soon as available and in any event within 110 days after the end of each fiscal year, consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries (the Borrower and its Subsidiaries being collectively referred to as the “Companies”) as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 65 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter of 2014), consolidated balance sheets and related statements of income and cash flows of the Companies as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

(c)           concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.02, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(d)           promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K’s (to the extent that such Form 8-K’s disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange;

(e)           promptly after (i) the occurrence thereof, notice of any ERISA Termination Event or “prohibited transaction”, as such term is defined in Section 4975 of the Code, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, and (ii) actual knowledge thereof, copies of any notice of PBGC’s intention to terminate or to have a trustee appointed to administer any Plan; and

(f)           promptly, from time to time, such other information, regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.02(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any successor thereto)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto at www.frontier.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03  Litigation and Other Notices.  Furnish to the Administrative Agent for distribution to the Lenders prompt written notice of the following upon any Financial Officer of the Borrower becoming aware thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)           any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.04  Maintaining Records.  Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.04 and the Administrative Agent shall not exercise such rights more than once during any calendar year; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing, upon reasonable notice and as often as reasonably requested, at any time during normal business hours.

SECTION 5.05  Use of Proceeds.  Use the proceeds of the Loans only to finance the Transactions and to pay the fees and expenses in connection with the Transactions.  No Borrowing, use of proceeds or other transaction contemplated by the Transactions will violate the FCPA or applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

(i) From the Conversion Date until the earlier to occur of (x) the date when either this Agreement is no longer in effect and (y) the principal of and interest on all Loans (or any portion thereof), and any other expenses or amounts payable hereunder (other than contingent obligations in respect of which no claim has been made), have been paid in full, the Borrower covenants and agrees with the Lenders that it shall comply with the covenants contained in the Exchange Indenture; and (ii) from the date hereof until the earlier to occur of the Conversion Date and the earlier to occur of (x) the date when either this Agreement is no longer in effect and (y) the principal of and interest on all Loans (or any portion thereof), and any other expenses or amounts payable hereunder (other than contingent obligations in respect of which no claim has been made), have been paid in full, the Borrower covenants and agrees with each Lender and the Administrative Agent that it will not:

SECTION 6.01  Liens; Restrictions on Sales of Receivables.  Create, incur, assume, or suffer to exist, or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business), other than:  (a) Liens listed on Schedule 2; (b) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (c) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (i) solely for the purpose of financing the acquisition, construction or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved or (ii) to refinance, refund, renew or extend any Indebtedness described in subclause (i) that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended; (d) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 6.04) or acquired by the Borrower or any Subsidiary that were in effect at the time of such merger, consolidation or acquisition; (e) Liens for Taxes, assessments and governmental charges or levies, which are not yet due or are which are being contested in good faith by appropriate proceedings; (f) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $25,000,000; (g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (h) pledges or deposits in connection with workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (i) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (j) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (k) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (l) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (m) other Liens securing Indebtedness in an aggregate principal amount, when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 6.07(iii), not to exceed $250,000,000 at any one time outstanding; provided that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (m)) on its assets so long as (i) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (ii) at the time of any incurrence of Indebtedness secured by Liens in reliance on this proviso, the aggregate principal amount of all such Indebtedness incurred in reliance on this proviso (including the Obligations), when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 6.07 (other than clauses (i) through (iv) of Section 6.07), shall not exceed the Maximum Priority Amount at such time.

SECTION 6.02  Ownership of the Principal Subsidiaries.  Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary or (b) in connection with an Asset Exchange; provided that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.03  Asset Sales.  Except in connection with an Asset Exchange, sell or permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the Extended Term Loan Maturity Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition Indebtedness or Indebtedness of an acquired entity or Indebtedness incurred to refinance Indebtedness outstanding as of the date hereof).

SECTION 6.04  Mergers.  Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 6.03, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

SECTION 6.05  Restrictions on Dividends.

(a)           Enter into or permit any Principal Subsidiary to enter into any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

(b)           In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

SECTION 6.06  Transactions with Affiliates.  Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (or permit any of its Subsidiaries to do any of the foregoing), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) on terms and conditions not less favorable to the Borrower or such Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties, (ii) as otherwise may be required by any Federal or state Governmental Authority, (iii) so long as such transactions are not materially disadvantageous to the Borrower or (iv) so long as such transactions are solely among the Borrower and/or one or more of its Subsidiaries.

SECTION 6.07  Subsidiary Indebtedness.  Permit any Subsidiary to enter into, directly or indirectly, issue, incur, assume or Guarantee any Indebtedness unless (a) the Obligations are Guaranteed by such Subsidiary on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (b) at the time of any incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness of Subsidiaries (including any Guarantee of the Obligations but excluding Indebtedness permitted by clauses (i) through (iv) below), when aggregated with the principal amount of Indebtedness secured by Liens in reliance on the final proviso to Section 6.01, shall not exceed the Maximum Priority Amount at such time, except (i) Indebtedness in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (ii) any Indebtedness in effect as of the Effective Date that is listed on Schedule 3 (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (iii) additional Indebtedness, when aggregated, without duplication, with the principal amount of Indebtedness secured by Liens in reliance on Section 6.01(m), not to exceed $250,000,000 at any one time outstanding and (iv) Indebtedness of a Subsidiary to the Borrower or another Subsidiary.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f) or Section 5.05 or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) the Borrower obtaining knowledge thereof and (ii) the date that notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

(f)           the Borrower or any Principal Subsidiary shall fail to make any payment of any amount in respect of Indebtedness in an aggregate principal amount of $100,000,000 or more, when and as the same shall become due and payable after giving effect to any applicable grace periods;

(g)           any breach by the Borrower or any of its Principal Subsidiaries of any agreement or instrument relating to Indebtedness occurs that results in any Indebtedness of any one or more of the Borrower and its Principal Subsidiaries in an aggregate principal amount exceeding $100,000,000 becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case after giving effect to any applicable grace period; or, as a result of any such breach, any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or any Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap

Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $100,000,000; provided that this clause (g) shall not apply to any Indebtedness that becomes due as a result of a voluntary redemption or repayment of such Indebtedness effected in accordance with the terms of the agreement governing such Indebtedness and which is not prohibited by this Agreement;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Principal Subsidiaries or its debts, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower or any of its Principal Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment; or

(k)           a Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower at any time on or after the Closing Date, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Initial Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall automatically be required to provide such cash collateral, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

AGENCY

SECTION 8.01  Administrative Agent.  Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except with respect to a successor Administrative Agent.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers and obligations in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations in its capacity as such except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any discretionary action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible to the Lenders for or have any duty to the Lenders to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other party hereto of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and which shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and

(1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 2.14, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Initial Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.02  Bookrunners, Etc..  Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Notices.

(a)           Notices Generally.  Except as provided in paragraph (b) below, all notices, requests, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i)      if to the Borrower, to it at Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Treasurer (Telecopier No. 203-614-4602; Telephone No. 203-614-5708; Electronic Mail:  robert.starr@ftr.com), with a copy to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of General Counsel (Telecopier No. 203-614-4651; Telephone No. 203-614-5110; Electronic Mail:  andrew.crain@ftr.com);

(ii)      if to the Administrative Agent, to JPMorgan Chase Bank, N. A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention of Dimple Patel (Telecopier No. 302-634-3301; Telephone No. 302-634-4154; Electronic Mail: Dimple.X.Patel@jpmorgan.com); and

(iii)     if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 9.02  Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)      increase the Initial Commitment of any Lender without the written consent of such Lender,

(ii)      impose any further restrictions on the right to exchange Extended Term Loans for Exchange Notes pursuant to Section 2.17 or any amendment to the rate of such exchanges,

(iii)                 reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.10(c) or a waiver thereof), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,

(iv)                 postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Initial Commitment, without the written consent of each Lender affected thereby,

(v)      change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or

(vi)                 change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of

Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder (including pursuant to Section 2.17) without the prior written consent of the Administrative Agent.

(c)           Notwithstanding the foregoing, amendments may be made to the Loan Documents (without requiring the consent of any Lender) to give effect to any applicable “flex” requirements pursuant to the Fee Letter, which amendments, if any, the Borrower agrees to enter into in accordance with the Fee Letter.

SECTION 9.03  Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent and the Lead Arrangers identified on the cover hereto (including the reasonable fees, charges and disbursements of a single counsel selected by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent (including the fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders, in each case, selected by the Administrative Agent) (A) in connection with any amendments, modifications or waivers of the provisions of this Agreement or of the other Loan Documents or (B) in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Person identified on the cover hereto as a syndication agent, documentation agent, lead arranger, bookrunner or co-manager, each Lender (and the respective Affiliates of each of the foregoing and their respective officers, directors, employees, advisors, agents and other representatives) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Indemnitees, in each case, selected by the Administrative Agent (plus one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees, in the event of a conflict)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Party or (ii) result from a claim brought by the Borrower against an Indemnitee or its Related Party for material breach of such Indemnitee’s or its Related Party’s obligations hereunder or under any other Loan Document without the fault of the Borrower or its Affiliates, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof)  or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent)  or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent)  in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent)  in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are several obligations.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04  Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (except to the Borrower (other than pursuant to clause (b)(vi) below) or any of the Borrower’s Affiliates or Subsidiaries or to natural Persons or a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Initial Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of: (A) the Borrower; provided that no consent of the Borrower shall be required (1) if an Event of Default under Sections 7.01(a), (b), (h) or (i) exists, (2) in the case of an assignment to any Lender or an Affiliate of any Lender, (3) if a Demand Failure Event has occurred, (4) in the case of an assignment of Extended Term Loans or (5) in the case of an assignment to an Approved Fund; provided, that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and (B) the Administrative Agent (except in the case of an assignment by a Lender to an Affiliate of such Lender).

(ii)      Each assignment will (i) be in an amount of an integral multiple of $5,000,000 or, if less, all of such Lenders’ remaining Loans and (ii) will be by novation that will release the obligation of the assigning Lender.

(iii)     The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered under Section 2.14(e).

(iv)     Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13 and 9.03 (with respect to facts and circumstances occurring prior to the effective date of such assignment)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(v)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Initial Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the type and amount of Obligations owing to such Lender).

(vi)      Notwithstanding anything to the contrary in this Agreement, the Borrower may, from time to time, purchase or prepay Initial Loans, in each case, on a non-pro rata basis through Dutch auction procedures open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent; provided that:

(A)           at the time of such assignment, no Default or Event of Default shall have occurred or be continuing;

(B)           as a condition to each assignment pursuant to this Section 9.04(b)(vi), the Administrative Agent shall have been provided with a writing from the Borrower whereby the Borrower represents and warrants as of the date of such assignment, that neither the Borrower nor any of its Affiliates, as of the effective date of any assignment to such Borrower, is in possession of any information regarding the Borrower or any of its Affiliates, the assets of the Borrower or any of its Affiliates, securities of the Borrower or any of its Affiliates, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any such assignment and that has not previously been disclosed to the Administrative Agent and the Lenders; and

(C)           any Initial Loans purchased or prepaid by the Borrower acting in accordance with this Section 9.04(b)(vi) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder.

(c)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Lender) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Initial Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant.  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 2.12, 2.14 and 9.08 (subject to the requirements of those Sections, including the requirements described in Section 2.14(e), and limitations thereof) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount of (and stated interest on) each Participant’s interest in the Loans held by it (the

“Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.12 and Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Initial Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Initial Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09  Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  The parties hereto irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The parties hereto irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (and, in the case of any non-ordinary course disclosure under this clause (b), the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any

Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13  USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information (which the Administrative Agent shall promptly forward to any requesting Lender) that will allow such Lender to identify the Borrower in accordance with said Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

LENDERS

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

BARCLAYS BANK PLC

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

[SIGNATURE PAGE TO BRIDGE CREDIT AGREEMENT]

SCHEDULE 1

Initial Commitments

Name of Lender	Initial Commitment ($)

JPMorgan Chase Bank, N.A.	$950,000,000
Citibank, N.A.	$237,500,000
Morgan Stanley Senior Funding, Inc.	$237,500,000
Barclays Bank PLC	$118,750,000
Credit Suisse AG, Cayman Islands Branch	$118,750,000
Deutsche Bank AG Cayman Islands Branch	$118,750,000
The Royal Bank of Scotland plc	$118,750,000

Total	$1,900,000,000

Schedule 1 to Credit Agreement

SCHEDULE 2
Liens

As of December 31, 2013

($ in Thousands)

The interest of any vendor or lessor under any capital lease related to any asset listed or described below.  (Note that the Book Liability noted below is included in Subsidiary Indebtedness Schedule 3.)

ASSET DESCRIPTION	NET BOOK VALUE	BOOK LIABILITY
Properties located at (a) 100 Communications Drive, Sun Prairie, WI; Country Club Road, Dallas, PA; 6430 Oakbrook Parkway, Fort Wayne, IN and 8001 West Jefferson Blvd, Fort Wayne, IN that were contributed in 2011 and (b) 601 N US 131, Three Rivers, MI; 400 S Pike RD W, Sumter, SC; 1500 Maccorkle Ave SE, Charleston, WV and 9260 E. Stockton Blvd., Elk Grove, CA that were contributed in 2013, in each case by Subsidiaries to limited liability companies owned by the Frontier Pension Plan*	$58,277	$79,955
Office Building Lease – Everett, WA	17,584	18,678
NESC Fiber Lease – Sturgeon Lake to Cromwell, MN	6,494	6,404
QWEST Fiber Lease - Sacramento to Redding, CA	2,222	-
ELI OC48 Fiber Lease – Kingman to Phoenix, AZ	1,876	-
Fiber Lease - Beaverton, OR	329	-
Fiber Lease - Gresham, OR	329	-
Zayo Networks Fiber Lease - Tualtin, OR to Woodland, WA	286	-
Fiber Lease - Central Office 330 NE 5TH Camas, WA	193	-
WIFI Fiber Lease - Seattle, WA	183	-
Zayo Networks Fiber Lease - Tualtin, OR to Stafford, OR	166	-
360 Networks Fiber Lease – Anderson to Palo Cedro, CA	158	-
Sunesys Fiber Lease, Plymouth Meeting, PA To Switch	114	-
Sunesys 2 Fiber Lease - Plymouth Meeting, PA	114	-
Fiber Ring - Plymouth Meeting, PA (401N TO 2400MK)	112	-

Schedule 2 to Credit Agreement

Fiber Lease - Norristown to Plymouth Meeting, PA	50	-

Total	$88,487	$105,037

*Title to the assets described as contributed to the Frontier Communications Pension Plan was deeded to the respective limited liability companies but are treated, under the relevant accounting literature, as financing leases on the balance sheet of the Borrower.

Schedule 2 to Credit Agreement

SCHEDULE 3
Subsidiary Indebtedness

As of December 31, 2013
($ in Thousands)
Frontier Indebtedness
	Citizens Rural Company Rural
	FFB 6.052% due Jan. 3, 2028	$3,035
	FFB 6.206% due Jan. 3, 2028	5,895

	Total Frontier Subsidiary Indebtedness	$8,930

Spinco Assumed Indebtedness
	Verizon North Inc.
	6.73% Debentures, Series G, due Feb. 15, 2028	$200,000

	Verizon West Virginia Inc.
	8.40% Debentures due Oct. 15, 2029	50,000

Total Assumed Spinco Subsidiary Indebtedness		$250,000

Capital Lease Obligations
	Citizens Telecommunications Company of Minnesota, LLC
	NESC Minnesota (fiber ring)	$6,404
	Frontier Communications Northwest Inc.
	1800 41st, Everett, Washington	18,678

	Total Capital Lease Obligations	$25,082

Finance Lease Obligations

Obligations in connection with the contributions to limited liability companies owned by the Frontier Communications Pension Plan (a) made in 2011 by Frontier North Inc., Commonwealth Telephone Company LLC and Frontier Communications Corporation Corporate Services Inc., and consisting of properties located at 100 Communications Drive, Sun Prairie, WI;  Country Club Road, Dallas PA; 6430 Oakbrook Parkway, Fort Wayne Indiana and 8001 West Jefferson Blvd, Fort Wayne, Indiana and (b) made in 2013 by Frontier North Inc., Frontier Communications of the Carolina LLC, Frontier West Virginia Inc. and Citizens Telecommunications Company of California Inc., and consisting
		$79,955

Schedule 3 to Credit Agreement

	of properties located at 601 N US 131, Three Rivers, MI; 400 S Pike RD W, Sumter, SC; 1500 Maccorkle Ave SE, Charleston, WV and 9260 E. Stockton Blvd., Elk Grove, CA

	Total Finance Lease Obligations	$79,955

Total Subsidiary Indebtedness		$363,967

Schedule 3 to Credit Agreement

EXHIBIT A TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_______________________
1    For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3    Select as appropriate.
4    Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT A-1

1.	Assignor[s]:

2.	Assignee[s]:
[for each Assignee, indicate Affiliate of [identify Lender]]

3.	Borrower:	Frontier Communications Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Bridge Credit Agreement dated as of [___________], 2014 between Frontier Communications Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/ Loans for all Lenders8	Amount of Commitment/ Loans Assigned8	Percentage Assigned of Commitment/Loans9	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	]10

[Signature Pages Follow]
_______________________
5    List each Assignor, as appropriate.
6    List each Assignee, as appropriate.
7    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Initial Commitment”, etc.).
8    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9    To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
10   To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT A-2

Effective Date: __________ ___, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11 [NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]12 [NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

_______________________
11    Add additional signature blocks as needed.
12    Add additional signature blocks as needed.

EXHIBIT A-3

[Consented to and]13 Accepted:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:]14
[NAME OF RELEVANT PARTY]

By:
Name:
Title:

_______________________
13    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
14    To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

EXHIBIT A-4

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.02 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached as Exhibit A to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in

EXHIBIT A-A-1

payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A-A-2

EXHIBIT A
TO ASSIGNMENT AND ASSUMPTION

Foreign Lender Documents

EXHIBIT A-5

EXHIBIT B TO
CREDIT AGREEMENT

[Reserved]

EXHIBIT B-1

EXHIBIT C TO
CREDIT AGREEMENT

[Reserved]

EXHIBIT C-1

EXHIBIT F-1 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the BRIDGE CREDIT AGREEMENT, dated as of [___________], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

EXHIBIT F-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _______________, 20[__]

EXHIBIT F-1-2

EXHIBIT F-2 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the BRIDGE CREDIT AGREEMENT, dated as of [___________], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its applicable partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: _______________, 20[__]

EXHIBIT F-2-2

EXHIBIT F-3 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the BRIDGE CREDIT AGREEMENT, dated as of [___________], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:_______________, 20[__]

EXHIBIT F-3-2

EXHIBIT F-4 TO
CREDIT AGREEMENT

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the BRIDGE CREDIT AGREEMENT, dated as of [___________], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its applicable partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

EXHIBIT F-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated: _______________, 20[__]

EXHIBIT F-4-2

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF CLOSING DATE CERTIFICATE

[____________], 2014

The Undersigned Hereby Certify As Follows:

1.           I am the [Chief Financial Officer] of Frontier Communications Corporation (“Borrower”).

2.           I have reviewed the terms of Article IV of the Bridge Credit Agreement, dated as of [____________], 2014 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms used and not otherwise defined herein being used herein as defined in the Credit Agreement), by and among Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent  and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion, on behalf of Borrower and not in any individual capacity, as to the matters referred to herein.

3.           Based upon the review and examination described in paragraph 2 above, the undersigned hereby certifies, on behalf of Borrower and not in any individual capacity, that as of the date first written above:

a.	each of the conditions precedent set forth in Section 4.02(f), (g) and (l) of the Credit Agreement have been satisfied or waived in accordance with Section 9.02 of the Credit Agreement; and

b.
the Specified Purchase Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be).

EXHIBIT G-1

The foregoing certifications are made and delivered as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

EXHIBIT G-2

EXHIBIT H TO
CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.02(e) of the Bridge Credit Agreement, dated as of [___________], 2014 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Frontier Communications Corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, [________________], solely in my capacity as the duly elected qualified, and acting [Chief Financial Officer] of the Borrower, and not individually, DO HEREBY CERTIFY to the Lenders, as follows:

1.           I am knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein.

2.           Immediately after giving effect to the Transactions on the Closing Date:

a.           the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis;

b.           the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their debts, on a consolidated basis, as they become absolute and matured;

c.           the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as now conducted and as proposed to be conducted following the Closing Date; and

d.           the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured.

For the purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

EXHIBIT H-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:	[Chief Financial Officer]

EXHIBIT H-2

EXHIBIT I TO
CREDIT AGREEMENT

Terms of Registration Rights Agreement

Shelf Registration Statement:
The Borrower (in its capacity as issuer, the “Issuer”) will use commercially reasonable efforts to file within 90 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below).  If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than 1 year from the issuance of any Exchange Note.

Damages:
If within 270 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 271st day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes).  Such liquidated damages shall increase by 0.25% per annum on the date that is 3 months after the Default Registration Date to a maximum of 1.00% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.  In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf

EXHIBIT I-1

Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

EXHIBIT I-2

EXHIBIT J TO
CREDIT AGREEMENT

Terms of Exchange Notes Indenture

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:	None.

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Loan Maturity Date.  The principal amount of any 8-Year Exchange Note will equal 100% of the aggregate principal amount of the 8-Year Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over.  The principal amount of any 10-Year Exchange Note will equal 100% of the aggregate principal amount of the 10-Year Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over.  In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $250 million, and the minimum amount of subsequent Exchange Notes issuances shall not be less than $100 million.

Maturity:	The 8-Year Exchange Notes will mature on the 8th anniversary of the Closing Date.

The 10-Year Exchange Notes will mature on the 10th anniversary of the Closing Date.

Interest Rate:
The Exchange Notes will bear interest at the maximum rate such that weighted average effective yield (calculated inclusive of original issue discount and upfront fees but exclusive of any fees or underwriting discount payable to the Commitment Parties or their affiliates) on the Exchange Notes, the Extended Term Loans, the Senior Notes and the Takeout Debt does not exceed the Bridge Cap.

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Loan Maturity Date and on the final maturity date.

Optional Redemption:	The Exchange Notes may be redeemed, in whole or in part, at the option of the Issuer, at any time at a make-whole plus accrued and unpaid interest to the redemption date.

EXHIBIT J-1

Mandatory Offer to Purchase:
The Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a Change of Control (which offer shall be at 101% of the principal amount of such Exchange Notes (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than those held by asset management affiliates purchasing securities in the ordinary course of their business or those purchased in an open market sale from a bona fide third party or as a result of customary market making activities), in each case plus accrued and unpaid interest).

Registration Rights:	The Issuer will comply with the terms of the Registration Rights Agreement as outlined in Exhibit I.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Usual and customary for publicly traded high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Events of Default:	Usual and customary for publicly traded high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Governing Law and Forum:	New York.

EXHIBIT J-2